Petrolia Energy Corporation 8-K
Exhibit 99.3

Petrolia Energy Corporation
Unaudited Pro-forma Combined Statement of Operations
Year Ended December 31, 2015

	Petrolia Energy	SUDS Properties	Combined
Oil and gas sales	$187,976	$116,321	304,297

Operating expenses
Lease operating expense	241,644	250,797	492,441
Production tax	8,659	7,060	15,719
General and administrative expenses	706,456	---	706,456
Depreciation, depletion and amortization	94,964	1,085	96,049
Impairment of oil & gas properties	668,073	---	668,073
Asset retirement obligation	11,856	1,107	12,963
Total operating expenses	1,731,652	260,049	1,991,701

Loss from operations	(1,543,676)	(143,728)	(1,687,404)

Interest (expense)	(241,778)	---	(241,778)
Loss on conversion of debt	(109,879)	---	(109,879)
Other income	38,719	---	38,719

Net loss	$(1,856,614)	$(143,728)	(2,000,342)

Loss per share
(Basic and fully diluted)	$(0.07)		$(0.04)

Petrolia Energy Corporation
Unaudited Pro-forma Combined Statement of Operations
Six Months Ended June 30, 2016
 (unaudited)
	Petrolia Energy	SUDS Properties	Combined
Oil and gas sales	$57,293	$39,314	96,607
Equipment sales	198,000	---	198,000
Total Revenue	255,293	39,314	294,607

Operating expenses
Lease operating expense	107,803	48,565	156,368
Cost of equipment sold	33,330	---	33,330
Production tax	2,772	2,832	5,604
General and administrative expenses	631,102	---	631,102
Depreciation, depletion and amortization	35,201	4,733	39,934
Asset retirement obligation accretion	13,033	500	13,533
Total operating expenses	823,241	56,630	879,871

Loss from operations	(567,948)	(17.316)	(585,264)

Interest expense	(157,476)	---	(157,476)
Loss on conveyance of PORRI warrants	(14,336)	---	(14,336)
Other income	34,959	---	34,959

Net loss	$(704,801)	$(17,316)	$(722,117)

Loss per share
(Basic and fully diluted)	$(0.02)		$(0.01)

Petrolia Energy Corporation
Unaudited Pro-forma Combined Statement of Operations
Six Months Ended June 30, 2016
 (unaudited)
NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Basis of Presentation
The historical Statements of Operations has been adjusted in the pro forma combined Statement of Operations to give effect to pro forma events that are directly attributable to the acquisition and are expected to have a continuing impact on the combined results following the business combination.
The Statement of Operations have been derived from Jovian Petroleum Corporation’s “the Seller” historical financial records and is prepared on the accrual basis of accounting. Statements of Operations as set forth in the accompanying statement includes revenues from oil and gas production and expenses. These revenues and expenses in the SUDS Properties represent Petrolia’s acquired interest. During the periods presented, the Properties were not accounted for or operated as a separate division of the Seller. Accordingly, full separate financial statements prepared in accordance with generally accepted accounting principles do not exist and are not practicable to obtain in these circumstances. This statement varies from an income statement in that it does not show certain expenses, which were incurred in connection with the ownership of the Properties, such as general and administrative expenses, and income taxes. These costs were not separately allocated to the Properties in the Seller’s historical financial records and any pro forma allocation would be both timing consuming and expensive and would not be a reliable estimate of what these costs would actually have been had the Properties been operated historically as a stand-alone entity. In addition, these allocations, if made using the historical Seller general and administrative structures and tax burdens, would not produce allocations that would be indicative of the historical performance of the Properties had they been assets of Petrolia, due to the greatly varying size, structure, and operations between Petrolia and the Seller. Accordingly, the financial statement and other information presented are not indicative of the financial condition or results of operations of the Properties going forward due to the changes in the business and the omission of various operating expenses.
 For the same reason, primarily the lack of segregated or easily obtainable reliable data on asset values and related liabilities, a balance sheet is not presented for the Properties.
Management Estimates — The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.
Oil and Gas Properties — The Company follows the full cost accounting method to account for oil and natural gas properties, whereby costs incurred in the acquisition, exploration and development of oil and gas reserves are capitalized. Such costs include lease acquisition, geological and geophysical activities, rentals on nonproducing leases, drilling, completing and equipping of oil and gas wells and administrative costs directly attributable to those activities and asset retirement costs.
Revenue Recognition — Revenues from the sale of crude oil, natural gas, and natural gas liquids are recognized when the product is delivered at a fixed or determinable price, title has transferred; collectability is reasonably assured and evidenced by a contract. The Company follows the sales method of accounting for its oil and natural gas revenue, so it recognizes revenue on all crude oil, natural gas, and natural gas liquids sold to purchasers, regardless of whether the sales are proportionate to its ownership in the property. A receivable or liability is recognized only to the extent that the Company has an imbalance on a specific property greater than the expected remaining proved reserves. The Company had no imbalance positions at June 30, 2016. Charges for gathering and transportation are included in production expenses.